Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into this 17th day of March, 2006, but effective January 1, 2006, by and between Thomas Group, Inc. (“TGI”), a Delaware corporation, and Jimmy C. Houlditch (“Houlditch” or “Employee”), an individual residing in Texas.

Recitals

TGI and Employee have previously entered into an Employment Agreement dated August 12, 1996 and executed by TGI on June 5, 1996 and by Employee on June 10, 1996 (the “Employment Agreement”), pursuant to which Employee was employed by TGI, which employment continues to this date, as evidenced by various Amendments to the Employment Agreement the most recent being the Amendment to Employment Agreement dated March 29, 2005, but effective January 1, 2005.

TGI and Employee wish to amend certain terms and provisions of the Employment Agreement as hereinafter provided.

NOW, THEREFORE, for and in consideration of premises and other mutual covenants set forth herein, further good and valuable consideration, the receipt and sufficiency hereby acknowledged, TGI and Employee do hereby agree as follows:

1.             Effective as of January 1, 2006, Paragraph 1 “Employment” of the Employment Agreement is hereby amended to read as follows:

2.             Employment and Duties. TGI hereby employs Employee as President, North America. Effective January 1, 2006, the “Duties” of Employment under Houlditch’s Agreement is hereby amended to read as follows:

During the calendar year 2006, Employee will serve as a fill-time employee of TGI, with responsibilities for development of Government, Military and Aerospace Contracts, reporting to the President/CEO of TGI. During the calendar year 2007, Employee will revert to a half-time employee in conjunction with the change in compensation in 2007 under section 4 of this Agreement. In addition, Houlditch will assist TGI in finding his replacement as President, North America no later than December 31, 2006, including (i) monthly reports to the President/CEO who will report to the Board of Directors and (ii) effective January 1, 2007, or on such later date as his replacement has reported for work, the relinquishment of his title as President, North America to be replaced with a suitable title reflecting his half-time status.

3.             Term of Employment. Effective January 1, 2006, Paragraph 2 “Term” of the Employment Agreement is hereby amended to read as follows:  The term of this Agreement shall be two years commencing January 1, 2006, and ending December 31, 2007, unless earlier terminated as provided below.

3.1           Termination; Disability: Death; Change in Control.

Mr. Houlditch’s employment under this Agreement may be terminated as described in this Section. In the event that Mr. Houlditch’s employment is terminated, Mr. Houlditch shall be entitled to receive the benefits described below that correspond with the manner of such termination.

3.2           Termination Without Cause. TGI may terminate Mr. Houlditch’s employment Without Cause by written notice to Employee to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

3.3           Termination With Cause. TGI may terminate the employment of

Mr. Houlditch With Cause by written notice to Employee to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately. “Cause” means the termination by TGI of Employee’s employment based upon a good faith determination by the Board of Directors of TGI that Employee has committed an illegal act or an act of gross negligence or willful misconduct or an act of disloyalty, that has or is reasonably expected to have a material adverse effect on the business or affairs of TGI.

3.4           Termination for Good Reason. Following the occurrence of an event constituting Good Reason, upon provision of written notice to TGI within thirty (30) days of the occurrence of the event Houlditch may terminate for Good Reason. “Good Reason” shall exist under this Agreement if:

TGI or any successor

(i)            commits a material breach of this Agreement,

(ii)           diminishes Mr. Houlditch’s Base Salary (as defined herein) below $425,000 per year in calendar year 2006 or $212,500.00 per year in calendar year 2007, or

(iii)          materially diminishes Mr. Houlditch’s duties and responsibilities below those of President, North America during the term of this agreement or at any time within one hundred and eighty (180) days following a Change of Control.

If the occurrence or the effect of the occurrence of the event may be cured, TGI shall have the opportunity to cure any such occurrence or effect for a period of thirty (30) days following receipt of Mr. Houlditch’s termination notice. The right of Mr. Houlditch to terminate his employment for Good Reason under this Section shall not limit TGI’s ability to terminate Mr. Houlditch for Cause under this Section, if Cause is determined to exist prior to the time Mr. Houlditch delivers to TGI his written notice of termination for Good Reason.

3.5           Termination Without Good Reason. Mr. Houlditch may voluntarily terminate his employment without Good Reason upon written notice to TGI to that effect.

3.6           Disability. Mr. Houlditch or TGI may terminate Mr. Houlditch’s employment by reason of Disability immediately upon written notice to the other party to that effect. If the parties are unable to agree as to the existence of Disability or as to the date of commencement of Disability; Mr. Houlditch and TGI may each select a physician licensed to practice medicine in the State of Texas and the determination as to any question as to Houlditch’s disability shall be made by such physicians; provided, however, that if the two physicians are unable to agree, they shall mutually select a third physician licensed to practice medicine in the State of Texas and the determination as to any such question shall be made by a majority of such physicians. Any determination made by such physicians in accordance with the provisions of the immediately foregoing sentence shall be final and binding on the Parties. Mr. Houlditch agrees to submit to any and all reasonable medical examinations or procedures and to execute and deliver any and all consents to release of medical information and records or otherwise as shall be reasonably required by any of the physicians selected in accordance with this Section. Unless otherwise specified in the notice, such termination shall be effective immediately.

3.7           Death. This Employment Agreement shall automatically terminate as of the date of Mr. Houlditch’s death.

3.8           Change in Control. Following a Change in Control, as defined below, Mr. Houlditch shall be required to continue his employment under this Agreement for ninety (90) days after the date of such Change in Control, unless his employment is terminated sooner by TGI or its successor or if the ninety days extends beyond December 31, 2007, in which case his employment will extend only until that date.

3.9           In the event Mr. Houlditch decides to resign or otherwise voluntarily terminate his employment following the occurrence of a Change in Control, Mr. Houlditch may do so by giving written notice to TGI or its successor to that effect on or before one hundred and eighty (180) days after the occurrence of the Change in Control. If Mr. Houlditch does not give such notice to TGI or its successor, this Agreement will remain in effect until otherwise terminated; provided, however, that the failure of Mr. Houlditch to terminate this Agreement following the occurrence of a Change in Control shall not be deemed a waiver of Mr. Houlditch’s right to terminate his employment upon a further Change in Control in accordance with the terms of this subsection.

A “Change in Control” for purposes of this Agreement shall be defined as the occurrence of any of the following events:

(1)           persons who served as members of the Board of Directors of TGI immediately prior to a tender offer, merger, exchange offer, election contest, or any combination of the foregoing, shall cease to constitute a majority of the Board of Directors of TGI,

(2)           the effective date of (i) any merger, consolidation, or reorganization in which TGI is not the surviving entity, (ii) a complete liquidation or sale of TGI, or (iii) a sale or other disposition of all or substantially all of the assets of TGI or to any person other than a subsidiary of TGI. For purposes of this Agreement, a sale of all or substantially all of the assets of TGI or shall be deemed to occur if any person (as that term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Person”) acquires (or, during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of TGI having an aggregate fair market value equal to at least fifty-one percent (51%) of the fair market value of all of the gross assets of TGI or the Employer immediately prior to such acquisition or acquisitions;

(3)           any individual, company or affiliated group acquires ownership (including beneficial ownership) of in excess of 50% of the outstanding capital stock of TGI.

(4)           any other transaction or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding causes of this Section.

Mr. Houlditch acknowledges and agrees that the transaction between TGI, on the one hand, and General John T. Chain, Jr. and Edward P. Evans, on the other, which consummated during 2002, does not constitute a Change of Control under this Agreement, and further agrees that any increase in share ownership by either General John T. Chain, Jr. or Edward P. Evans or the two of them collectively will not constitute a Change of Control under this Agreement.

3.10         Termination on Death or Disability. This Agreement shall be automatically terminated on the death of Employee or on the disability of Employee if he is no longer able, with reasonable accommodation, to perform the essential functions of his position with TGI. In the event of Employee’s disability, this Agreement shall not terminate unless and until Employee has been unable to perform the essential functions of his position hereunder for a period of three (3) consecutive months as a result of Employee’s disability.

3.11         Termination Benefits. In the event Mr. Houlditch’s employment terminates Without Cause, or for Good Reason following a Change in Control, as defined above, Mr. Houlditch shall be entitled to the compensation described and provided in Section 4 of this Agreement for six months following termination of employment; provided, however, that in the event such a termination occurs after June 30, 2007, Houlditch shall only be entitled to such compensation for the period of time remaining until December 31, 2007. Any such compensation shall end and no further payments shall be owed after December 31, 2007. Mr. Houlditch shall execute a general release and separation agreement in a form acceptable to TGI or its successor prior to the payment of any severance compensation under this Section. In the event of a Termination for Good Reason or Without Cause, Mr. Houlditch agrees and understands that all of his obligations and agreements under Sections 6 and 7 below shall continue in full force and effect in the manner and on the terms set forth herein, including, without limitation, Mr. Houlditch’s obligations concerning confidential information, non-competition and non-solicitation, and Mr. Houlditch’s agreement to execute a general release and separation agreement.

4.             Compensation. Effective January 1, 2006, the “Compensation” provisions of the Employment Agreement are hereby amended to read as follows:

4.1           Base Salary. During calendar year 2006, Employee shall be paid a salary at the annual rate of $425,000 payable in equal monthly installments at the end of each month. During calendar year 2007, Employee shall be paid a reduced salary at the annual rate of $212,500 payable in equal monthly installments at the end of each month.

4.2           Commissions. During calendar year 2006, Employee shall be entitled to receive commissions on revenue earned on contracts with federal government agencies equal to five (5) percent of revenues earned and for contracts entered into prior to January 1, 2005 and three (3) percent of revenues earned on contracts entered into on or after January 1, 2005. During calendar year 2007, Employee shall be entitled to receive commissions on revenues earned on contracts with federal government agencies equal to two and one half (2-1/2) percent of revenues earned for contracts entered into prior to January 1, 2005 and three (3) percent for contracts entered into between January 1, 2005 and December 31, 2007. However, Houlditch is entitled to no commissions for revenues earned after December 31, 2007.

5.             Incentive Compensation Plan. Effective January 1, 2003, Paragraph 5 “Participation in TGI’s Incentive Compensation Plan” is hereby amended to read as follows: “Participation in TGI’s Incentive Compensation Plan. Houlditch acknowledges that during the term of this Agreement, he is not entitled to participate in TGI’s incentive compensation plan.”

6.             Business Interests and Obligations.

6.1           Definitions. The following definitions are used herein:

6.1.1      Trade Secrets means any technical information and business information that generally facilitates the sale of products, increases revenues, or provides an advantage over the competition (hereinafter referred to collectively as Proprietary Information and is not generally known, and is identified as such.

6.1.2      Know-How means all factual knowledge and information related to TGI’s business which is not capable of precise, separate description but which, in accumulated form, after being acquired as a result of trial and error, gives to the one acquiring it the ability to produce and market something which one would otherwise not have known how to produce and market with the same accuracy or precision necessary for commercial success, provided, however, that such knowledge and information is not in the public domain or readily available to any third party other than a limited number of persons who have agreed to keep that information secret.

6.1.3      Confidential Information is information acquired by Employee in the course and scope of his activities for TGI that is designated by Company as confidential or that TGI indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside TGI except through controlled means. Confidential Information need not be a Trade Secret, Proprietary Information or Know-How to be protected under this Agreement. The Parties specifically agree that, regardless of its affect on trade secret status, the controlled and limited disclosure of Confidential Information to third parties for legitimate business purposes and the availability of the Confidential Information to others outside TGI through independent investigation and effort will not remove it from protected status as Confidential Information under this Agreement if Employee was first entrusted with the Confidential Information while employed with TGI.

6.1.4      Company Information means Trade Secrets, Proprietary Information, Know-How and Confidential Information (recognizing that certain information and material will fall into multiple categories), including, without limitation, the information gathering techniques and processes of TGI and its affiliates, information concerning TGI’s customers and suppliers,  internally created client lists and associated sales data and pricing arrangements, and TGI’s strategic plans, financial and personnel records, but not including information that is intentionally disclosed to the general public by TGI.

6.1.5      Intellectual Property means all compositions, articles of

manufacture, processes, apparatus (collectively the Inventions); data, writings and other works of authorship (including, without limitation, software, protocols, program codes, audiovisual effects created by program code, and documentation related thereto, drawings); mask works; and certain tangible items (including, without limitation, materials, samples, components, tools, and operating devices, e.g., board assemblies, and engineering models); and Intellectual Property Rights means patents, trademarks, copyrights, mask rights, Trade Secrets, and Know-How covering the Intellectual Property.

6.2           Ancillary Company Covenants. Within thirty (30) days from the effective date of this Agreement, and as deemed necessary by TGI thereafter, TGI will do one or more of the following: (a) provide Houlditch with TGI Information, or access to such information; (b) provide Houlditch with specialized training; or, (c) provide Houlditch with goodwill support such as expense reimbursements in accordance with TGI policy limits, TGI Information, and/or contact with clients, customers or business associates, in order to help Houlditch develop goodwill for TGI. The foregoing is not contingent upon continued employment of Houlditch for any length of time, but is contingent upon Houlditch not working for or assisting a Competing Business and Houlditch’s full compliance with the restrictions in this Agreement.

6.3           Ancillary Employee Covenants. Houlditch agrees not to, directly or indirectly, participate in the unauthorized use, disclosure or conversion of any TGI Information. Specifically, Houlditch agrees not to use TGI Information for his sole benefit, or for the benefit of a competitor or in any other way that harms TGI or diminishes the value of TGI information to TGI. Houlditch also agrees to use the specialized training, goodwill and contacts developed with TGI’s customers and contractors for the exclusive benefit of TGI, and agrees not to use these items in a way that would harm the business interests of TGI during Employment and for a period of at least eighteen (18) months thereafter.

7.             Protective Covenants. Houlditch agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth above:

7.1           Definitions. “Competing Business” means any person or entity that provides services or products that would compete with or displace any services or products sold or being developed for sale by TGI during Houlditch’s employment, or engages in any other activities so similar in nature or purpose to those of TGI that they would displace business opportunities or customers of TGI. “Covered Clients and Customers” means those persons or entities (a) that TGI has provided services to and (b) that Houlditch either had contact with, supervised Houlditch who had contact with, or received Proprietary  Information about; within the last twenty-four (24) month period that Houlditch was employed with TGI.

7.2           Restriction on Interfering with Employees and Independent Contractor Relationships. Houlditch agrees that for a period of 18 months following the termination of his employment with TGI, he will not, either directly or indirectly, participate in recruiting or hiring away any employees or independent Contractors of TGI, or encourage or induce any employees, agents, independent contractors or investors of TGI to terminate their relationship with TGI.

7.3           Restriction on Interfering with Client and Customer Relationships. Houlditch agrees that during his employment with TGI, he will not induce or attempt to induce any Covered Client or Customer to diminish, curtail, divert or cancel its business relationship with TGI. Houlditch agrees that for a period of eighteen (18) months following the termination of his employment with TGI, Houlditch will not, directly or indirectly service, call on, solicit, divert or take away, any Covered Clients or Customers of TGI with whom he/she had contacts or communications on behalf of TGI at any time during his employment with TGI, which the parties stipulate is reasonable because of the scope of TGI’s operations and Houlditch’s activities.

7.4           Restriction on Unfair Competition. Houlditch agrees that during his  employment with TGI, he will not participate in or assist a Competing Business. Houlditch agrees that for a period of 18 months following the termination of employment with TGI, he will not work for, supervise, assist, or participate in, a Competing Business in any capacity (as owner, employee, consultant, contractor, officer, director, lender, investor, agent, or otherwise), unless given the prior written consent of TGI’s Chief Executive Officer to do so. This paragraph is geographically limited to any county or territory in which Employee sold or solicited sales on behalf of TGI during the period of twenty-four months prior to his termination of employment, which the parties stipulate is a reasonable geographic area because of the scope of TGI’s operations and Houlditch’s activities. This paragraph creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to TGI and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition.

7.5           Survival of Covenants. Each restriction set forth in Section 7 hereof shall survive the termination of Houlditch’s employment with TGI. The existence of any claim or cause of action of Houlditch against TGI whether predicated on this Agreement or otherwise shall not constitute a defense to that enforcement by TGI of said covenant. In the event an enforcement remedy is sought under Paragraph 7.6, the time periods provided for in Paragraphs 7.3 and 7.4 shall be extended by one day for each day Houlditch fails to comply with the restriction at issue.

7.6           Remedies. In the event of breach or threatened breach by Houlditch of any provision of Section 7 hereof, TGI shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by TGI in obtaining such relief, and (iii) any other legal and equitable relief to which it may be entitled, including without limitation any and all monetary damages which TGI may incur as a result of said breach or threatened breach. An agreed amount for the bond to be posted if an injunction is sought by TGI is One Thousand Dollars ($1,000.00). TGI may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any  time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

8.             Effective Date. This Amended Agreement  shall be effective as of January 1, 2006. Except as amended hereby, the Employment Agreement remains in full force and effect -

9.             Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail addressed to the address indicated under the signature block for that party provided below. Either party may designate a different address by providing written notice of a new address to the other party.

10.           Execution. This Amended Agreement  may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

11.           Choice of Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas, and each party hereto submits to the non-exclusive jurisdiction of the state and federal courts within the State of Texas.

12.           SEVERABILITY. The Parties acknowledge that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, Houlditch and TGI acknowledge that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

WHEREFORE, the Parties hereto have knowingly and voluntarily executed this Amendment this 17th day of March 2006.

Thomas Group, Inc.

By:	/s/ James T. Taylor
James T. Taylor
President

/s/ Jimmy C. Houlditch
Jimmy C. Houlditch